     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2001



                                                      REGISTRATION NO. 333-57904

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON. D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       FIDELITY NATIONAL FINANCIAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           86-0498599
           (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
         OF INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                       17911 VON KARMAN AVENUE, SUITE 300
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            PETER T. SADOWSKI, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                       FIDELITY NATIONAL FINANCIAL, INC.
                       17911 VON KARMAN AVENUE, SUITE 300
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES AND COMMON STOCK REGISTERED ON FORM S-3, REGISTRATION STATEMENT NO. 333-65837, PREVIOUSLY FILED BY THE REGISTRANT AND DECLARED EFFECTIVE ON DECEMBER 22, 1999.
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PROSPECTUS

$500,000,000

                    [FIDELITY NATIONAL FINANCIAL, INC. LOGO]

                       17911 VON KARMAN AVENUE, SUITE 300
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-5000

                       DEBT SECURITIES, PREFERRED STOCK,
                       DEPOSITARY SHARES AND COMMON STOCK
                            ------------------------

     Fidelity National Financial, Inc. may from time to time offer and sell debt securities, shares of preferred stock, depositary shares representing fractional interests in shares of preferred stock, and shares of common stock for an aggregate initial public offering price of up to $500,000,000. We will provide the specific terms for each of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
                            ------------------------

     Our common stock is traded on the New York Stock Exchange under the symbol "FNF".
                            ------------------------

     The securities we may offer involve a high degree of risk. The risks associated with an investment in our company, as well as with the particular types of securities, will be described in the prospectus supplement.
                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
                            ------------------------


                 The date of this prospectus is April 19, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    3
Where You Can Find More Information.........................    3
Forward Looking Information.................................    4
Fidelity National Financial, Inc. ..........................    6
Use of Proceeds.............................................    7
Ratios of Earnings to Fixed Charges.........................    7
Certain Financial Information...............................    8
Description of Debt Securities..............................    9
Description of Preferred Stock..............................   16
Description of Depositary Shares............................   22
Description of Common Stock.................................   26
Plan of Distribution........................................   30
Legal Opinions..............................................   31
Experts.....................................................   31

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       We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

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                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer from time to time any combination of the securities described in this prospectus, either separately or in units, in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities that we offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including the exhibits, at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (SEC File No. 1-9396) and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

- Annual Report on Form 10-K for the year ended December 31, 2000;

- Current Reports on Form 8-K dated April 4, 2000, January 17, 2001 and January 19, 2001; and

- The description of our Common Stock which is contained in our Registration Statement on Form 8-A filed on February 4, 1992 under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, other than exhibits, at no cost by writing to or telephoning us at the following address:

             Corporate Secretary
             Fidelity National Financial, Inc.
             17911 Von Karman Avenue, Suite 300
             Irvine, California 92614
             (949) 622-5000

     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                          FORWARD LOOKING INFORMATION

     You should read carefully this entire prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus and the accompanying prospectus supplement before investing in the shares. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that may affect these projections or expectations include, but are not limited to:

     - general economic and business conditions, including interest rate fluctuations and general volatility in the capital markets;

     - changes in the performance of the real estate markets;

     - the impact of competitive products and pricing;

     - success of operating initiatives;

     - our ability to integrate the business operations we acquired in our merger with Chicago Title Corporation and our ability to implement cost-saving synergies associated with that acquisition;

     - availability of qualified personnel;

     - employee benefits costs; and

     - changes in, or the failure to comply with, government regulations and other risks detailed in our filings with the Securities and Exchange Commission.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that expectations derived from them will be realized. When used in our documents or oral presentations, the words

"anticipate," "believe," "estimate," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements.

     These and other factors are discussed in our Annual Report on Form 10-K for the year ended December 31, 2000, as well as the section entitled "Risk Factors" that appears in the prospectus supplement accompanying this prospectus.

                       FIDELITY NATIONAL FINANCIAL, INC.

     Fidelity National Financial, Inc. is the largest title insurance and diversified real estate related services company in the United States. We are engaged in doing business in 49 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands, and in Canada and Mexico. Through our subsidiaries, we issue title insurance policies and perform other title-related services, as well as real estate related services, such as escrow, collection and trust activities, property appraisal services, loan portfolio services, field services, trustee's sales guarantees, home warranty insurance, credit reporting, flood certification, real estate tax services, reconveyances, recordings, foreclosure publishing and posting services and exchange intermediary services in connection with real estate transactions. Through our proprietary technology we offer fully integrated software to our customers in the real estate closing business, creating a competitive advantage through increased productivity and accuracy.

     We provide title insurance and related services through our direct operations and wholly owned underwritten title companies, and additionally through independent title insurance agents who issue title policies on behalf of title underwriters. Title insurance is generally accepted as the most efficient means of determining title to, and the priority of interests in, real estate in nearly all parts of the United States. Today, virtually all real property mortgage lenders require their borrowers to obtain a title insurance policy at the time a mortgage loan is made.

     Our underwriting subsidiaries are Fidelity National Title, Chicago Title, Ticor Title, Security Union Title and Alamo Title. We also operate through our underwritten title companies, a national network of agents and our real estate-related ancillary service companies. Additionally, our subsidiary FNF Capital, Inc., originates, funds, purchases, sells, securitizes and services equipment leases for a broad range of businesses.

     Fidelity has long recognized the perceived volatility of the title insurance industry as it relates to interest rates and other factors affecting the real estate industry. As a result, we will continue to consider strategic opportunities in businesses that are less interest rate sensitive than the title industry.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the proceeds we receive from the sale of the offered securities, after paying our expenses related to the offering, will be added to our general funds and may be used:

     - to meet our working capital requirements;

     - to repurchase or redeem our outstanding debt securities;

     - to refinance or repay our outstanding borrowings;

     - to make investments in or loans to our subsidiaries;

     - to finance acquisitions; and

     - for other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges of Fidelity for each of the periods indicated were as follows:

    YEAR ENDED DECEMBER 31,
--------------------------------
1996   1997   1998   1999   2000
----   ----   ----   ----   ----
2.7    3.8    5.7    4.0    2.7

     In calculating the ratio of earnings to fixed charges, earnings are the sum of earnings before income taxes and extraordinary items plus fixed charges. Fixed charges are the sum of (i) interest on indebtedness and amortization of debt discount and debt issuance costs and (ii) an interest factor attributable to rentals.

     Fidelity's ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as the ratios of earnings to fixed charges, because Fidelity had no shares of preferred stock outstanding during the periods indicated and currently has no such shares outstanding.

                         CERTAIN FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected financial data of Fidelity as of and for each of the years in the three-year period ended December 31, 2000. The following selected consolidated financial data should be read in conjunction with our Consolidated Financial Statements and the Notes thereto incorporated by reference herein. See "Where You Can Find More Information."

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1999          2000
                                                         ----------    ----------    ----------
STATEMENT OF EARNINGS DATA:
  Total revenue........................................  $1,293,380    $1,355,854    $2,741,994
  Total expenses.......................................   1,118,246     1,238,026     2,547,854
                                                         ----------    ----------    ----------
  Earnings before income taxes.........................     175,134       117,828       194,140
  Income tax expense...................................      69,442        46,975        85,825
                                                         ----------    ----------    ----------
  Net earnings.........................................  $  105,692    $   70,853    $  108,315
                                                         ==========    ==========    ==========

PER SHARE AND OTHER DATA:
  Basic net earnings...................................  $  105,692    $   70,853    $  108,315
                                                         ==========    ==========    ==========
  Basic net earnings per share.........................  $     3.79    $     2.38    $     1.84
                                                         ==========    ==========    ==========
  Weighted average shares outstanding, basic basis.....      27,921        29,811        58,821
  Diluted net earnings.................................  $  108,155    $   71,116    $  108,315
                                                         ==========    ==========    ==========
  Diluted net earnings per share.......................  $     3.23    $     2.27    $     1.78
                                                         ==========    ==========    ==========
  Weighted average shares outstanding,
     diluted basis.....................................      33,474        31,336        60,937
  Dividends declared per share.........................  $     0.26    $     0.31    $     0.40
  Earnings before income taxes as a percent of total
     revenue...........................................        13.5%          8.7%         7.1%

BALANCE SHEET DATA:
  Investments..........................................  $  519,332    $  506,916    $1,685,331
  Cash and cash equivalents............................      42,492        38,569       262,955
  Notes payable........................................     214,624       226,359       791,430
  Reserve for claim losses.............................     224,534       239,962       907,482
  Stockholders' equity.................................     396,740       432,494     1,106,737

                         DESCRIPTION OF DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities, either separately, or together with, or upon the conversion of or in exchange for, other securities. Debt securities are unsecured general obligations. Senior debt securities rank above all subordinated debt and equal to all other debt outstanding on the date of the prospectus supplement. Subordinated debt securities rank in right of payment below all other debt outstanding at or after the time issued, unless the other debt provides that it is not senior to the subordinated debt. As used in this prospectus, "debt securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

     When we issue debt securities, we will enter into an indenture with a trustee. The indenture is the legal document which specifies the terms and conditions of the debt securities and the obligations of the trustee to persons who hold the debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

GENERAL

     We may issue debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be unsecured and unsubordinated obligations of ours and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior debt, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur and might not contain a financial or similar restrictive covenant. The indentures might not contain any provisions to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of December 31, 2000, our subsidiaries had approximately $129.4 million of outstanding debt. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.

TERMS OF DEBT SECURITIES

     A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title and type of the debt securities;

     - any limit on the total principal amount of the debt securities or the series of which they are a part;

     - the price at which the debt securities will be issued;

     - the date or dates on which the principal of, and premium, if any, on the debt securities will be payable;

     - the maturity date of the debt securities;

     - whether the debt securities will bear interest, the interest rate on the debt securities, the date from which interest will accrue, the record and interest payment dates for the debt securities, the first interest payment date, and any circumstances under which we may defer interest payments;

     - the terms and conditions upon which the debt securities will be convertible into, or exchangeable for, common stock or other securities, including the initial conversion price or exchange rate and any adjustments thereto;

     - the subordination terms applicable to the debt securities;

     - any optional redemption provisions that would permit us or the holders of debt securities to elect redemption or repayment of the debt securities prior to their final maturity including upon a change of control of Fidelity or other extraordinary event;

     - the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

     - any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

     - whether the provisions described under the heading "Defeasance" below apply to the debt securities;

     - any changes to or additional events of default or covenants;

     - whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

     - any special tax implications of the debt securities; and

     - any other terms of the debt securities.

PAYMENT; TRANSFER

     In the applicable prospectus supplement, we will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.

DENOMINATIONS

     Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

     Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an "original issue discount security," that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

CONVERSION AND EXCHANGE RIGHTS

     The applicable prospectus supplement relating to a series of debt securities will describe the terms on which those debt securities are convertible into, or exchangeable for, shares of common stock or other securities.

     The applicable prospectus supplement will also describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated, the date before any day fixed for redemption of the debt securities at which the conversion or exchange rights will expire, and the events or circumstances which will result in adjustments to the conversion or exchange price, and, as applicable, the formulae for determining the adjusted conversion or exchange price. Events which may result in an adjustment include:

     - stock dividends, stock splits and similar changes to our common stock;

     - other distributions of debt as assets to holders of common stock;

     - extraordinary cash dividends on our common stock;

     - reclassifications of our common stock; and

     - mergers, consolidations or sales of substantially all of our assets in which holders of common stock are entitled to receive stock, other securities, or other property or assets.

     The conversion or exchange price may also be subject to reduction, at our option, in certain circumstances to be described in the applicable prospectus supplement.

SUBORDINATION

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

     We may not make any payment on the subordinated debt securities if a default in the payment of the principal, premium, if any, interest or other obligations, including a default under any repurchase or redemption obligation, in respect of designated senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such designated senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

     The term "designated senior indebtedness" means our obligations under any particular senior indebtedness in which the debt instrument expressly provides that the senior indebtedness will be designated senior indebtedness with respect to the subordinated debt securities.

     The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

CONSOLIDATION, MERGER OR SALE

     The indentures generally permit a consolidation or merger between us and another corporation. They also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

     - the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

     - immediately after the transaction, no event of default exists.

We are not required by the indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale, that corporation is a subsidiary in which we own all of the capital stock.

     If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor corporation may exercise our rights and powers under the indenture, in our name or in its own name, and we will be released from all our liabilities and obligations under the indenture and under the debt securities.

MODIFICATION AND WAIVER

     Under the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

     - a change in the stated maturity date of any payment of principal or interest;

     - a reduction in certain payments due on the debt securities;

     - a change that adversely affects the rights of the holders of the debt securities to convert them into common stock;

     - a change in the place of payment or currency in which any payment on the debt securities is payable;

     - a limitation of a holder's right to sue us for the enforcement of certain payments due on the debt securities;

     - a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

     - a limitation of a holder's right, if any, to repayment of debt securities at such holder's option; and

     - a modification of any of the foregoing requirements or a reduction in the percentage of outstanding debt securities required to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture.

     Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series:

     - waive compliance by us with certain restrictive covenants of the indenture; and

     - waive any past default under the indenture, except: a default in the payment of the principal of, or any premium or interest on, any debt securities of that series, or a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

EVENTS OF DEFAULT

     An "event of default," when used in an indenture with respect to any series of debt securities, means any of the following:

     - failure to pay interest on any debt security of that series for a specified number of days after the payment is due;

     - failure to pay the principal of, or any premium on, any debt security of that series when due;

     - failure to perform any other covenant in the indenture that applies to debt securities of that series for a specified number of days after we have received written notice of the failure to perform in the manner specified in the indenture;

     - certain events in bankruptcy, insolvency or reorganization; or

     - any other event of default that may be specified in the prospectus supplement.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.

     The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers' certificate with the trustee each year that states that certain defaults do not exist under the terms of the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders.

     Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee.

DEFEASANCE

     At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. A defeasance provision enables us to terminate our obligation to pay the debt securities if we provide for payment through another source. In particular, these provisions would release us from our obligations to make payments on the debt securities of that series and to comply with the other covenants if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the indenture and the terms of the debt securities. As used above, "government obligations" mean:

- securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

- securities of government agencies backed by the full faith and credit of such government.

     In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

- the indenture will no longer apply to the debt securities of that series (except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to convert debt securities into common stock, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

- holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series.

     Under federal income tax law, such deposit and discharge may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. No such defeasance shall be permitted unless prior thereto, the trustee shall have received an opinion of counsel to the effect that such action will not have any federal income tax consequences to the holders.

                         DESCRIPTION OF PREFERRED STOCK

     We may issue preferred stock either separately, or together with, or upon the conversion of or in exchange for, other securities. A prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to those shares of preferred stock.

     We have summarized certain terms and provisions of the preferred stock in this section. The summary is not complete. We have also filed or incorporated by reference our Restated Certificate of Incorporation and the form of Certificate of Designation, Preferences and Rights of Preferred Stock as exhibits to the registration statement. You should read our Restated Certificate of Incorporation and the Certificate of Designation relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

     We may elect to offer depositary shares representing a fractional interest in shares of preferred stock deposited with a depositary. For information about the depositary shares, please see "Description of Depositary Shares" below.

GENERAL

     Pursuant to our Restated Certificate of Incorporation, our Board of Directors has the authority, without further stockholder action, to issue a maximum of 3,000,000 shares of preferred stock. As of December 31, 2000, no shares of preferred stock were issued or outstanding or reserved for issuance. The Board of Directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

     - the number of shares and designation or title of the shares;

     - dividend rights;

     - whether and upon what terms the shares will be redeemable;

     - the rights of the holders upon our dissolution or upon the distribution of our assets;

     - whether and upon what terms the shares will have a purchase, retirement or sinking fund;

     - the terms and conditions upon which the shares will be convertible into common stock or other securities, including the initial conversion rate and any adjustments to the conversion rate;

     - the voting rights, if any, which will apply; and

     - any other preferences, rights, limitations or restrictions of the series.

     If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock. Such shares will not be part of any particular series of preferred stock and may be reissued by us.

     The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock for specific terms, including:

     - the title and liquidation preference of the preferred stock and the number of shares offered;

     - the initial public offering price at which we will issue the preferred stock;

     - the dividend rate or rates, the method of calculation, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

     - any redemption or sinking fund provisions;

     - the conversion provisions;

     - whether we have elected to offer depositary shares as described under "Description of Depositary Shares" below; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     When we issue shares of preferred stock, they will be fully paid and nonassessable. Shares of preferred stock are fully paid and nonassessable if the full purchase price for the outstanding preferred stock will have been paid and the holders of such shares of preferred stock will not be assessed any additional monies for such preferred stock. Unless the applicable prospectus supplement specifies otherwise:

     - each series of the preferred stock will rank equally in all respects with the outstanding shares of each other series of the preferred stock; and

     - the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future.

DIVIDENDS

     The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our Board of Directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or its duly authorized committee.

     The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board declares a dividend on that series payable in the future.

REDEMPTION

     A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

     If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares of preferred stock up to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If (1) we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance and
(2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into such capital stock.

     If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

     Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

- we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

- we will not purchase or otherwise acquire any preferred stock of that series.

     The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

     Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. If we issue depositary shares representing interests in preferred shares, we will give the notice to the depositary between 40 to 70 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

- the redemption date;

- the number of shares and the series of the preferred stock to be redeemed;

- the redemption price;

- the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

- that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

- the date when the holders' conversion rights, if any, will terminate.

     If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

     If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

- the dividends on the preferred stock called for redemption will no longer accrue;

- such shares will no longer be considered outstanding; and

- the holders will no longer have any rights as stockholders except to receive the redemption price.

     When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

     In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with all applicable provisions of such act.

CONVERSION

     The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or other securities, which may include a different series of preferred stock. The applicable prospectus supplement will also specify the price at which the shares of preferred stock are convertible, the date before any day fixed for redemption of the preferred stock at which the conversion rights will expire, and the events or circumstances which will result in adjustments to the conversion price, and, as applicable, the formulae for determining the adjusted conversion price. Events which may result in a conversion price adjustment include:

- stock dividends, stock splits and similar changes to our common stock;

- other distributions of debt as assets to holders of common stock;

- extraordinary cash dividends on the common stock;

- reclassifications of the common stock; and

- mergers, consolidations or sales of substantially all of our assets in which holders of common stock are entitled to receive stock, other securities, or other property or assets.

     The conversion price may also be subject to reduction, at our option, in certain circumstances to be described in the applicable prospectus supplement.

RIGHTS UPON LIQUIDATION

     Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

- liquidation distributions in the amount stated in the applicable prospectus supplement; and

- all accrued and unpaid dividends, whether or not earned or declared.

     We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

     The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

     If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business. In other words, the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other.

     After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, such holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

     Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will be entitled to one vote.

     As more fully described under "Description of Depositary Shares" below, if we elect to provide for the issuance of depositary shares representing fractional interests in shares of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

     For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in such series.

     Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which (1) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (2) have voting rights that are exercisable and that are similar to those of such series, we will not:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

     - amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Restated Certificate of Incorporation or of the resolutions contained in a Certificate of Designation creating such series of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding preferred stock.

     This consent must be given by the holders of at least two-thirds of all such outstanding preferred stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (1) increase the amount of the authorized preferred stock, (2) create and issue another series of preferred stock, or (3) increase the amount of authorized shares of any series of preferred stock, if such preferred stock in each case ranks equal with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may issue depositary shares representing a fractional interest in shares of preferred stock. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

     We have summarized certain terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We have also filed or incorporated by reference the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

GENERAL

     We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock. The fractional interest to be issued will be specified in the applicable prospectus supplement.

     The stock of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million acting as a depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary shares. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

     If you surrender depositary receipts at the principal office of the depositary, you will be entitled to receive at such office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the shares of preferred stock are withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit such shares under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

     If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

     The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

CONVERSION AND EXCHANGE

     If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the preferred stock held by the depositary. We will give notice of a redemption to the depositary between 40 to 70 days prior to the date fixed for redemption. Unless the applicable prospectus supplement specifies otherwise, the depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred share. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their depositary receipts to the depositary.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

     The depositary will try, if practical, to vote the number of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

TAXATION

     Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the shares of preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

     - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

     - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

     - the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held such depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

     - all outstanding depositary shares relating to the deposit agreement have been redeemed; or

     - there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

MISCELLANEOUS

     We will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of the preferred stock.

     Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                          DESCRIPTION OF COMMON STOCK

     We may issue shares of common stock. A prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock.

     We have summarized certain terms and provisions of the common stock in this section. The summary is not complete. We have filed or incorporated by reference our Restated Certificate of Incorporation and our bylaws as exhibits to the registration statement. You should read our Restated Certificate of Incorporation and our bylaws for additional information before you buy any common stock.

GENERAL


     Stock Outstanding. As of April 1, 2001, our authorized common stock was 100,000,000 shares, of which 78,220,752 shares were issued and outstanding.


     Payment of Dividends. Holders of common stock may receive dividends when declared by our Board of Directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Our ability to pay dividends may also be restricted by loan agreements, regulatory restrictions, or other transactions that we enter into from time to time.

     Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. Without cumulative voting rights, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our Board of Directors.

     Rights Upon Liquidation; No Preemptive or Preferred Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any remaining assets legally distributable to our stockholders after we have provided for any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights, as holders of common stock, to buy any portion of those issued securities. Holders of common stock have no preferences, conversion or exchange rights.

     Listed on NYSE; Transfer Agent. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "FNF." Continental Stock Transfer and Trust Company serves as the transfer agent and registrar for the common stock.

     Fully Paid. The outstanding shares of common stock are fully paid and nonassessable. Any additional common stock that we may issue in the future pursuant to an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of our Restated Certificate of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without our Board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

     Fair Price Provision; Transactions With Interested Stockholders. Our Restated Certificate of Incorporation prohibits certain business combinations between us and interested stockholders, which include direct and indirect owners of 10% or more of our voting stock unless those transactions are approved by holders of at least two-thirds of our outstanding voting stock not owned by any interested stockholders, voting together as a single class. This two-thirds approval is in addition to any approval required by law. Business combinations requiring the two-thirds approval include the following transactions, among others:

     - any merger or consolidation with an interested stockholder or a corporation affiliated with an interested stockholder;

     - any sale, lease, pledge, exchange, mortgage or other transfer or disposition of our assets valued at 10% or more of the fair market value of our consolidated assets to an interested stockholder or person or entity affiliated with an interested stockholder, other than in the ordinary course of business;

     - the issuance, pledge or transfer by us of any of our securities, or the securities of one or more of our subsidiaries to an interested stockholder in exchange for consideration with a value of 10% or more of the fair market value of our consolidated assets, unless such person is acting as an underwriter for such securities;

     - any sale, lease, pledge, exchange, mortgage or other transfer or disposition of the assets of any interested stockholder or any person or entity affiliated with an interested stockholder with a value of 10% or more of the fair market value of our consolidated assets to us or one or more of our subsidiaries, other than in the ordinary course of business;

     - the adoption of any plan proposed by, or on behalf of, an interested stockholder or a person or entity affiliated with an interested stockholder to liquidate or dissolve our company; and

     - any transaction that increases the voting power or proportionate share of any class of our equity or convertible securities owned directly or indirectly by an interested stockholder or a person or entity affiliated with an interested stockholder.

     Stockholders do not need to approve a business combination under our Restated Certificate of Incorporation if two-thirds of the "continuing directors" approve the business combination. Continuing directors are those directors, other than the interested stockholder or any representative or affiliate of the interested stockholder, (1) who were members of the Board of Directors before the interested stockholder involved in the business combination became an interested stockholder or (2) whose election or nomination was approved by a majority of such directors.

     Stockholders also do not need to approve a business combination under our Restated Certificate of Incorporation that meets certain conditions specified in our Restated Certificate of Incorporation. These conditions include, among other things, the following:

     - the price received by each stockholder is at least as high as the highest price paid for our shares by the interested stockholder in becoming an interested stockholder in the two years before the business combination is announced, and also is at least as high as the higher of the fair market value of our shares when the interested stockholder became an interested stockholder or when the business combination was announced;

     - after the interested stockholder became an interested stockholder and prior to completion of the business combination, we have not failed to declare and pay any quarterly dividends, unless approved by two-thirds of the continuing directors;

     - the interested stockholder has not acquired any additional shares of our stock after becoming an interested stockholder;

     - after the interested stockholder became an interested stockholder, such person has not directly or indirectly received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by us; and

     - a proxy or information statement describing the proposed business combination is mailed to all holders of our stock at least 30 days before the business combination is completed.

Holders of at least two-thirds of our outstanding voting stock not owned by any interested stockholders, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with the provisions of our Restated Certificate of Incorporation described above unless such proposal is approved by two-thirds of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

     Preferred Stock May be Issued Without Stockholder Approval. Our Board of Directors can at any time, under our Restated Certificate of Incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

     Classified Board of Directors. Members of our Board of Directors are divided into three classes and serve staggered three-year terms under our Restated Certificate of Incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of stockholders and that it would take two years to replace a majority of the directors unless they are removed. Under our Restated Certificate of Incorporation, directors can be removed for cause from office during their terms only if holders of at least 50% of our outstanding voting stock, voting together as one class, approve the removal. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Certificate of Incorporation unless such proposal is approved by two-thirds of the members of our Board of Directors who are continuing directors according to our Restated Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

     Restriction on Stockholder Actions by Written Consent. Our Restated Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and not by any consent in writing. Our Restated Certificate of Incorporation and bylaws each provide that special meetings of the stockholders may only be called by the Board of Directors. Holders of at least 80% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provision inconsistent with, these provisions of our Restated Certificate of Incorporation and bylaws, unless such proposal is approved by two-thirds of the members of our Board of Directors who are continuing directors according to our Restated Certificate of Incorporation, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such proposal.

     Advance Notice Requirements for Director Nominations and Stockholder Proposals. Stockholders can nominate candidates for our Board of Directors. However, a stockholder must follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the nomination to our Corporate Secretary at least 90 days before a scheduled annual meeting of our stockholders or within 10 days after a stockholder receives notice of a special meeting. The notice must set forth such information about the stockholder making the nomination and the nominee as is specifically required in the bylaws.

     Stockholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal at least 60 and no more than 90 days before the date set for the annual meeting of our stockholders.

     Directors' Ability to Amend Bylaws. Under our bylaws, our Board of Directors can adopt, amend or repeal the bylaws, subject to limitations under Delaware law and our Restated Certificate of Incorporation. Pursuant to our Restated Certificate of Incorporation, a majority of our Board of Directors may not amend or repeal bylaw provisions relating to:

     - the calling of special meetings of the stockholders;

     - actions by stockholders without a meeting;

     - agenda matters to be presented at stockholders' meetings;

     - elections of directors; and

     - indemnification of officers and directors,

all of which may be amended or repealed only by the vote of at least 80% of all shares entitled to vote or by the vote of at least two-thirds of the members of our Board of Directors who are continuing directors according to our Restated Certificate of Incorporation.

     Our stockholders also have the power to change or repeal our bylaws.

     Additional Authorized Shares of Capital Stock. Additional shares of authorized common stock and preferred stock available for issuance under our Restated Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control of Fidelity.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

     - the name or names of the underwriter or underwriters, if any;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and other items which may be underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

     The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

     When we issue the securities offered by this prospectus, except for shares of common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

     Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     The validity of the securities offered by this prospectus and certain legal matters relating thereto will be passed upon for Fidelity National Financial, Inc. by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Any underwriters will be represented by their own legal counsel.

                                    EXPERTS

     The Consolidated Financial Statements of Fidelity National Financial, Inc. as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


APRIL 19, 2001


                    [FIDELITY NATIONAL FINANCIAL, INC. LOGO]

                       FIDELITY NATIONAL FINANCIAL, INC.

                                  $500,000,000

                       DEBT SECURITIES, PREFERRED STOCK,
                       DEPOSITARY SHARES OR COMMON STOCK

                       ----------------------------------
                                   PROSPECTUS
                       ----------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Fee......................  $92,419
Accounting Fees and Expenses................................  $     *
Legal Fees and Expenses.....................................  $     *
Printing Expenses...........................................  $     *
Miscellaneous Expenses......................................  $     *
                                                              -------
          Total.............................................  $92,419
                                                              =======

-------------------------
* To be provided by amendment or as an exhibit to a filing with the SEC under
  Section 13(a), 13(c), or 15(d) under the Securities Exchange Act of 1934.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

     The directors and officers of the Company are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

ITEM 16. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     1.1     Form of Underwriting Agreement for Debt Securities*
     1.2     Form of Underwriting Agreement for Common Stock*
     1.3     Form of Underwriting Agreement for Preferred Stock*
     1.4     Form of Underwriting Agreement for Depositary Shares*
     3.1     Restated Certificate of Incorporation of the Registrant**
     3.2     Bylaws of the Registrant, as amended to date**
     4.1     Form of Indenture for Convertible Debt Securities**

    EXHIBIT
    NUMBER                           DESCRIPTION
    -------                          -----------
     4.2     Form of Indenture for Senior Debt Securities**
     4.3     Form of Certificate of Designations of Preferred Stock**
     4.4     Form of Deposit Agreement with respect to the Depositary
             Shares**
     5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
             Corporation
    12.1     Computations of Ratio of Earnings to Fixed Charges***
    23.1     Consent of KPMG LLP
    23.2     Consent of Stradling Yocca Carlson & Rauth, a Professional
             Corporation (included in Exhibit 5.1)
    24.1     Powers of Attorney***
    25.1     Statement of Eligibility and Qualification on Form T-1 of
             Trustee to act as Trustee under the indenture*


-------------------------
  * To be filed by amendment or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering pursuant to
    Item 601 of Regulation S-K under the Securities Act.

 ** Incorporated by reference to the same numbered Exhibit to the Registrant's
    Registration Statement on Form S-3 filed October 16, 1998 (No. 333-65837).


***Previously filed.


ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Fidelity National Financial, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of April 2001.


                                          FIDELITY NATIONAL FINANCIAL, INC.

                                          By:    /s/ WILLIAM P. FOLEY, II
                                             -----------------------------------
                                                    William P. Foley, II
                                                    Chairman of the Board
                                                 and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


               SIGNATURE                                  TITLE                         DATE
               ---------                                  -----                         ----
       /s/ WILLIAM P. FOLEY, II              Chairman of the Board and Chief       April 19, 2001
---------------------------------------   Executive Officer (Principal Executive
         William P. Foley, II                            Officer)

          /s/ ALAN L. STINSON               Executive Vice President and Chief     April 19, 2001
---------------------------------------   Financial Officer (Principal Financial
            Alan L. Stinson                      and Accounting Officer)

                   *                                     Director                  April 19, 2001
---------------------------------------
            Frank P. Willey

                   *                                     Director                  April 19, 2001
---------------------------------------
          William A. Imparato

                   *                                     Director                  April 19, 2001
---------------------------------------
            Donald M. Koll

                   *                                     Director                  April 19, 2001
---------------------------------------
            Daniel D. Lane

                   *                                     Director                  April 19, 2001
---------------------------------------
         General William Lyon

                   *                                     Director                  April 19, 2001
---------------------------------------
           J. Thomas Talbot

                   *                                     Director                  April 19, 2001
---------------------------------------
           Cary H. Thompson

               SIGNATURE                                  TITLE                         DATE
               ---------                                  -----                         ----
                   *                                     Director                  April 19, 2001
---------------------------------------
        John Joseph Burns, Jr.

                   *                                     Director                  April 19, 2001
---------------------------------------
         John F. Farrell, Jr.

                   *                                     Director                  April 19, 2001
---------------------------------------
           Philip G. Heasley

                   *                                     Director                  April 19, 2001
---------------------------------------
           Richard Paul Toft

       *By: /s/ ALAN L. STINSON
   ---------------------------------
            Alan L. Stinson
           Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement for Debt Securities*
  1.2     Form of Underwriting Agreement for Common Stock*
  1.3     Form of Underwriting Agreement for Preferred Stock*
  1.4     Form of Underwriting Agreement for Depositary Shares*
  3.1     Restated Certificate of Incorporation of the Registrant**
  3.2     Bylaws of the Registrant, as amended to date**
  4.1     Form of Indenture for Convertible Debt Securities**
  4.2     Form of Indenture for Senior Debt Securities**
  4.3     Form of Certificate of Designations of Preferred Stock**
  4.4     Form of Deposit Agreement with respect to the Depositary
          Shares**
  5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
          Corporation
 12.1     Computations of Ratio of Earnings to Fixed Charges***
 23.1     Consent of KPMG LLP
 23.2     Consent of Stradling Yocca Carlson & Rauth, a Professional
          Corporation (included in Exhibit 5.1)
 24.1     Powers of Attorney***
 25.1     Statement of Eligibility and Qualification on Form T-1 of
          Trustee to act as Trustee under the indenture*


-------------------------
  * To be filed by amendment or as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with a specific offering pursuant to
    Item 601 of Regulation S-K of the Securities Act.

 ** Incorporated by reference to the same numbered Exhibit to the Registrant's
    Registration Statement on Form S-3 filed October 16, 1998 (No. 333-65837).


***Previously filed.